FILED PURSUANT TO RULE 424(B)(5)

REGISTRATION NO.: 333-212489

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 2, 2016)

Up to $15,000,000 of Class A Common Stock

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of shares of our Class A common stock, $0.01 par value per share (our “Class A common stock”), having an aggregate offering price of up to $15,000,000 through Jefferies LLC (the “sales agent”) pursuant to the terms of the equity distribution agreement between us and the sales agent. Sales of our Class A common stock, if any, may be made in negotiated transactions or transactions that are deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NASDAQ Global Market (“NASDAQ”) or sales made to or through a market maker other than on an exchange.

Our Class A common stock is listed on NASDAQ under the symbol “FXCM.” The last reported sales price of our Class A common stock on NASDAQ on September 30, 2016 was $8.77 per share.

The sales agent will receive a commission of 3.0% of the gross sales price per share for any shares sold through it as our sales agent under the equity distribution agreement. Subject to the terms and conditions of the equity distribution agreement, the sales agent will use its commercially reasonable efforts to sell on our behalf any shares of Class A common stock to be offered by us under the equity distribution agreement. The offering of Class A common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all the shares of our Class A common stock subject to the equity distribution agreement, and (2) the termination of the equity distribution agreement, pursuant to its terms, by either the sales agent or us.

Under the terms of the equity distribution agreement, we also may sell shares to the sales agent, as principal for its own account, at a price per share to be agreed upon at the time of sale. If we sell shares to the sales agent, acting as principal, we will enter into a separate terms agreement with the sales agent, setting forth the terms of such transaction, and we will describe the terms agreement in a separate prospectus supplement or pricing supplement.

Investing in our Class A common stock involves a high degree of risk. Before buying any Class A common stock, you should carefully consider the risks that we have described in “Supplemental Risk Factors” beginning on page S-4 of this prospectus supplement, as well as those described in our filings under our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Jefferies

The date of this prospectus supplement is October 3, 2016.

TABLE OF CONTENTS

Prospectus Supplement

We have not, and the sales agent has not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus as if we had authorized it. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus or an applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Our shelf registration statement allows us to offer from time to time a wide array of securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement and other general information that may apply to this offering. In this prospectus supplement, we provide you with specific information about the Class A common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our Class A common stock and other information that you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should carefully read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” before investing in our Class A common stock.

Generally, when we refer to this “prospectus supplement,” we are referring to both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

FXCM Inc. is a Delaware corporation. Our principal offices are located at 55 Water St., Floor 50, New York, NY 10041, and our telephone number at that address is (646) 355-0839. Our website is located at http://www.fxcm.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

All references to “FXCM Inc.,” “FXCM,” “we,” “us,” “our” or “the Company” in this prospectus supplement mean FXCM Inc. and all entities owned or controlled by FXCM Inc., except where it is made clear that the term means only FXCM Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on our website (http://www.fxcm.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Additional copies of this prospectus supplement and the accompanying prospectus may be obtained, without charge, by writing to us at FXCM Inc., at 55 Water St., Floor 50, New York, New York 10041, Attention: Corporate Secretary. You may also contact the Corporate Secretary at (646) 432-2986.

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INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offerings of the securities by means of this prospectus supplement are terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

(1)	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 11, 2016 (File No. 001-34986);
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 6, 2016 (File No. 001-34986);
(3)	Current Report on Form 8-K, filed on January 26, 2016 (File No. 001-34986);
(4)	Current Report on Form 8-K, filed on February 1, 2016 (File No. 001-34986);
(5)	Current Report on Form 8-K, filed on April 15, 2016 (File No. 001-34986);
(6)	Current Report on Form 8-K, filed on June 13, 2016 (File No. 001-34986);
(7)	Current Report on Form 8-K, filed on September 8, 2016 (File No. 001-345986);
(8)	Current Report on Form 8-K, filed on September 13, 2016 (File No. 001-345986) (excluding Item 7.01);
(9)	Current Report on Form 8-K, filed on September 30, 2016 (File No. 001-34986);
(10)	Current Report on Form 8-K, filed on October 3, 2016 (File No. 001-34986);
(11)	Definitive Proxy Statement on Schedule 14A, filed April 26, 2016 (File No. 001-34986);
(12)	The description of shares of Class A common stock contained in the Registration Statement on Form 8-A, dated November 24, 2010 (File No. 001-34986), of FXCM Inc.;
(13)	The description of Rights to Purchase Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A, dated January 26, 2016 (File No. 001-34986), of FXCM Inc.;
(14)	The description of capital stock contained in the Registration Statement on Form 8-A, dated September 23, 2016 (File No. 001-34986), of FXCM Inc.; and
(15)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) on or after the date of this prospectus supplement and before the termination of the offerings to which this prospectus supplement relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Corporate Secretary, FXCM Inc., at 55 Water St., Floor 50, New York, New York 10041. You may also contact the Corporate Secretary at (646) 432-2986.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about FXCM’s industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. We believe these factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016, and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, as such factors may be updated from time to time in our periodic filings with the SEC (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our Class A common stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

Company Overview

We are an online provider of foreign exchange (“FX”) trading and related services to over 175,000 active retail accounts globally. We offer our customers access to over-the-counter (“OTC”) FX markets and have developed a proprietary technology platform that we believe provides our customers with an efficient and cost-effective way to trade FX. In an FX trade, a participant buys one currency and simultaneously sells another, a combination known as a “currency pair.” Our platform seeks to present our FX customers with the best price quotations on 45 currency pairs from up to 31 global banks, financial institutions and market makers (“FX market makers”). We also offer our non-U.S. customers the ability to trade contracts-for-difference (“CFDs”).

We primarily offer our customers what is referred to as an agency model to execute their trades. Our agency model is fundamental to our core business philosophy because we believe that it aligns our interests with those of our customers and reduces our risks. In the agency model, when our customer executes a trade on the best price quotation offered by our FX market makers, we act as a credit intermediary, or riskless principal, simultaneously entering into offsetting trades with both the customer and the FX market maker. This agency model has the effect of automatically hedging our positions and eliminating market risk exposure. Beginning in 2015, we began to offer a dealing desk, or principal, execution model to smaller retail clients. Under the dealing desk model, we maintain our trading position and do not offset the trade with another party on a one for one basis. CFDs are primarily a dealing desk offering. By combining smaller positions and trading them out on an aggregate basis, we are able to optimize revenues from accounts that are less actively traded. Generally, under both models, we earn trading fees through commissions or by adding a markup to the price provided by the FX market makers. In certain geographic locations, we provide our customers with the price provided by the FX market makers and display trading fees and commissions separately. Revenues earned under the dealing desk model also include our realized and unrealized foreign currency trading gains or losses on our positions with customers.

We also earn other forms of revenue such as fees earned from: white label arrangements with other financial institutions to provide platform, back office and trade execution services, FX market prices and other various ancillary FX related services and joint ventures.

We operate our business in a single segment, retail trading. In addition, we own a 50.1% controlling interest in each of Lucid Markets Trading Limited (“Lucid”), an electronic market-maker and trader in the institutional foreign exchange spot and futures market, and V3 Markets (“V3”), an electronic market-maker and trader of a diverse set of products. Both Lucid and V3 are reflected as held for sale in our Consolidated Financial Statements.

Our operating subsidiaries are regulated in a number of jurisdictions, including the United States (“U.S.”), the United Kingdom (“U.K.”), where regulatory passport rights have been exercised to operate in a number of European Economic Area jurisdictions, and Australia. We maintain offices in these jurisdictions, among others. We offer our trading software in 17 languages, produce FX research and content in 8 languages and provide customer support in 19 languages. For the year ended December 31, 2015, approximately 80% of our retail customer trading volume was derived from customers residing outside the U.S. We believe our global footprint provides us with access to emerging markets, diversifies our risk from regional economic conditions and allows us to draw our employees from a broad pool of talent.

Recent Developments

CFTC Complaint

On August 18, 2016, the Commodity Futures Trading Commission (“CFTC”) filed a complaint against Forex Capital Markets L.L.C. in United States District Court for the Southern District of New York, alleging a lack of compliance with the CFTC’s adjusted net capital requirement, failure to immediately notify the CFTC of its undercapitalization, and improper representation of a guarantee against loss. We intend to vigorously defend against the CFTC’s claims.

Sale of DailyFX

On September 30, 2016, Forex Capital Markets L.L.C. (the “Seller”), a wholly-owned subsidiary of FXCM Inc., entered into an asset purchase agreement (the “Asset Purchase Agreement”), pursuant to which the Seller agreed to sell certain assets comprising the DailyFX business (the “Assets”) to IG Group (the “Buyer”), for an aggregate purchase price of approximately $40 million which will be paid in two installments. The first installment of $36 million will be paid upon closing, which is subject to Buyer final approval and customary closing conditions. The second installment of $4 million will be paid upon the successful transfer of the DailyFX websites to the Buyer.

The Asset Purchase Agreement contains customary representations, warranties and covenants by each of the Buyer and the Seller. Moreover, pursuant to the terms of the Asset Purchase Agreement, FXCM will assume all liability relating to the DailyFX Assets up to the point of sale.

Concurrently with execution of the Asset Purchase Agreement, the Buyer and Seller have entered into a transitional services agreement (the “Transitional Services Agreement”), pursuant to which the Seller and/or its affiliates will provide transition services to the Buyer relating to the hosting, maintenance, and operation of the Assets.  Such services will be provided for a period of up to six months (subject to extension) after the closing of the transaction.

Also concurrently with the execution of the Asset Purchase Agreement, the Buyer and Seller have entered into a non-exclusive advertising agreement (the “Advertising Agreement”), which arranges for the placement of FXCM’s advertisements on the United States and Canadian geo-targeted English DailyFX website and for the provision to FXCM of United States and Canadian domiciled DailyFX leads generated through the DailyFX websites. The Advertising Agreement will last for a period of three years. Pursuant to the Advertising Agreement, FXCM will pay an annual fee to the Buyer, subject to adjustments based upon the number of leads received by FXCM pursuant to the Advertising Agreement.

The Offering

Issuer	FXCM Inc., a Delaware corporation.
Securities Offered	Class A common stock, $0.01 par value per share, having aggregate sales proceeds of up to $15,000,000.
Manner of Offering

“At the market offering” that may be made from time to time through our sales agent, Jefferies LLC. See “Plan of Distribution.”

Under the terms of the equity distribution agreement, we also may sell shares to the sales agent, as principal for its own account, at a price per share to be agreed upon at the time of sale. If we sell shares to the sales agent, acting as principal, we will enter into a separate terms agreement with that sales agent, setting forth the terms of such transaction, and we will describe the terms agreement in a separate prospectus supplement or pricing supplement.

The proceeds from this offering, if any, will vary depending on the number of shares that we offer and the offering price per share. We may choose to raise less than the maximum $15,000,000 in gross offering proceeds permitted by this prospectus supplement.

Use of Proceeds

We presently intend to use the net proceeds from any sales of shares of Class A common stock resulting from this prospectus supplement to reduce our outstanding indebtedness and for other general corporate purposes. We have not yet determined which of our outstanding indebtedness will be repaid with the proceeds of this offering.  See “Use of Proceeds.”

Risk Factors

Before deciding to invest in shares of our Class A common stock, you should read carefully the risks set forth under the heading “Supplemental Risk Factors” beginning on page S-4 of this prospectus supplement, and the risk factors set forth under the heading “Item 1A. Risk Factors” of our 2015 Annual Report as well as any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K for certain considerations relevant to an investment in our Class A common stock.

NASDAQ Symbol	FXCM
Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC

SUPPLEMENTAL RISK FACTORS

Investing in our Class A common stock involves risks. In deciding whether to invest in our common stock, you should carefully consider the following risk factors and the risk factors included in our 2015 Annual Report in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. The risks and uncertainties described below and in our 2015 Annual Report are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our Class A common stock and your investment could decline. See “Forward Looking Statements.”

Risks Related to This Offering

Future sales or issuances of our common stock may dilute the ownership interest of existing shareholders and depress the trading price of our common stock.

We cannot predict the effect, if any, that future sales of our common stock, including sales pursuant to the equity distribution agreement, or the availability of our common stock for future sale, will have on the market price of shares of our common stock. Future sales or issuances of our common stock may dilute the ownership interests of our existing shareholders, including purchasers of common stock in this offering. In addition, future sales or issuances of substantial amounts of our common stock may be at prices below the offering price of the shares offered by this prospectus supplement and may adversely impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The perception that such sales or issuances may occur could also negatively impact the market price of our common stock.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or our industry, generally;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement; and

•	general market and economic conditions.

In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, business or prospects. It is impossible to ensure that the market price of our common stock will not fall in the future.

The sales agent may have conflicts of interest that arise out of contractual relationships it or its affiliates may have with us.

If we sell shares of our Class A common stock under this prospectus supplement, we may use the net proceeds to repay a portion or all of the outstanding indebtedness under our existing credit facility. Jefferies LLC is a wholly-owned subsidiary of Leucadia National Corporation, who is a lender under our existing credit facility. The sales agent and/or its affiliates may participate in future lending arrangements with us. As a result, a portion or all of the net proceeds of any sale of shares of our Class A common stock under this prospectus supplement may be received by the sales agent and/or its affiliates. Because it may receive the net proceeds of any of these sales, the sales agent may have an interest in these sales beyond the customary commissions it receives. This could result in a conflict of interest and cause it to act in a manner that is not in the best interests of us or our investors in connection with any sale of shares of our Class A common stock under this prospectus supplement.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited.

We have federal net operating losses (“NOLs” or “NOL carryforwards”) of $216.1 million as of December 31, 2015. These NOL carryforwards (expiring in 2032 through 2035) are available to offset future taxable income. The Company may incur additional NOLs in the future.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382 of the Code. An ownership change occurs when our “five-percent shareholders” (as defined in Section 382 of the Code) collectively increase their ownership in FXCM Inc. by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change.

If an ownership change occurs, the amount of the taxable income for any post-change year that may be offset by a pre-change loss is subject to an annual limitation that is cumulative to the extent it is not all utilized in a year. This annual limitation is derived by multiplying the fair market value of our Class A common stock as of the ownership change by the applicable federal long-term tax-exempt rate, which is 2.15% for an ownership change occurring in August 2016.

We have an ongoing study of the rolling three-year testing period. Based upon the elections we have made and the information that has been filed with the Securities and Exchange Commission, our prior Section 382 ownership changes have not resulted in a material annual limitation. We do not expect that sales of stock pursuant to this offering will cause a Section 382 ownership change.

If an ownership change should occur in the future, our ability to use the NOLs to offset future taxable income will be subject to an annual limitation and will depend on the amount of taxable income generated by FXCM Inc. in future periods. There is no assurance that we will be able to fully utilize the NOLs and we could be required to record an additional valuation allowance related to the amount of the NOLs that may not be realized, which could impact our result of operations.

We believe that these NOL carryforwards are a valuable asset for us.  Consequently, we have a stockholder rights plan in place, which was approved by the Company’s Board of Directors, to protect our NOLs during the effective period of the rights plan.  Although the rights plan is intended to reduce the likelihood of an “ownership change” that could adversely affect us, there is no assurance that the restrictions on transferability in the rights plan will prevent all transfers, including transactions involving our stock that are outside our control, such as purchases or sales of our stock or the exercise of certain options with respect to our stock, that could result in such an “ownership change.”

The foregoing provisions may adversely affect the marketability of our Class A common stock by discouraging potential investors from acquiring our stock.  In addition, these provisions could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, or impede an attempt to acquire a significant or controlling interest in us, even if such events might be beneficial to us and our stockholders.

We are subject to a wide variety of domestic and foreign tax laws and regulations that are constantly changing.

We are subject to a wide variety of domestic and foreign tax laws and regulations that are constantly changing. We are affected by new laws and regulations, and changes to existing laws and regulations, including interpretations by courts and regulators. With the finalization of specific actions contained within the Organization for Economic Development and Cooperation’s (the “OECD”) Base Erosion and Profit study (the “Actions”), many OECD countries have acknowledged their intent to implement the Actions and update their local tax regulations. The extent (if any) to which countries in which we operate adopt and implement the Actions could affect our effective tax rate and our future results from non-U.S. operations.

Compliance with the laws and regulations described above or with other applicable foreign, federal, state, and local laws and regulations currently in effect or that may be adopted in the future could materially adversely affect our competitive position, operating results, financial condition and liquidity.

USE OF PROCEEDS

We presently intend to use the net proceeds from any sales of shares of Class A common stock resulting from this prospectus supplement to reduce our outstanding indebtedness and for other general corporate purposes. We have not yet determined which of our outstanding indebtedness will be repaid with the proceeds of this offering.

An affiliate of Jefferies LLC, which is the sales agent in this offering, is a lender under our existing credit facility. To the extent we use proceeds from this offering to repay indebtedness under our existing credit facility, such affiliate may receive proceeds from this offering. Please see “Plan of Distribution.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences generally applicable to the purchase, ownership and disposition of our Class A common stock by a Non-U.S. Holder (as defined below) that acquires our Class A common stock in this offering and holds our Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not cover all aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder's particular circumstances. In addition, this summary does not describe the impact of the Medicare surtax on net investment income or the U.S. federal income tax consequences applicable to a Non-U.S. Holder that is subject to special treatment under the Code, including, without limitation, certain former citizens and former long-term residents of the United States, banks or other financial institutions, brokers, dealers or traders in securities, "controlled foreign corporations," "passive foreign investment companies," partnerships or other "pass through" entities or investors in any such entity, tax-exempt organizations, insurance companies, taxpayers who have elected mark-to-market accounting with respect to their securities or a taxpayers that acquire, hold, or dispose of our Class A common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction.

As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is not a partnership (or any other entity or arrangement treated as a partnership for such purposes) and is not any of the following:

•	an individual that is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) whose administration is subject to the primary supervision of a United States court and that has one or more "United States persons" (within the meaning of the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, judicial opinions, rulings and pronouncements of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect or in existence on the date hereof. These authorities may change or be subject to differing interpretations, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address any other U.S. federal tax considerations (such as estate or gift tax) or any state, local or non-U.S. tax considerations. Each prospective purchaser of our Class A common stock is urged to consult its tax advisor about the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of our Class A common stock in light of its own particular circumstances.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partnership, and a partner in such a partnership, that holds our Class A common stock is urged to consult its tax advisor regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

Distributions on our Class A Common Stock

We do not expect to declare and pay any distributions with respect to our Class A common stock in the foreseeable future. In the event that we do make a distribution of cash or other property (other than certain distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the Non-U.S. Holder's tax basis in our Class A common stock, and, to the extent such portion exceeds the Non-U.S. Holder's tax basis in our Class A common stock, the excess will be treated as gain from the disposition of the Class A common stock, the tax treatment of which is discussed below under "Sales, Exchanges or Other Taxable Dispositions of our Class A common stock."

The gross amount of dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), however, are not subject to this withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if the Non-U.S. Holder were a United States person. A Non-U.S. Holder that wishes to avoid withholding on dividends that are effectively connected with the conduct of a trade or business within the United States must provide the applicable withholding agent with a valid IRS Form W-8ECI (or appropriate successor form). A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional "branch profits tax" at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on the Non-U.S. Holder's earnings and profits that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, subject to adjustments.

A Non-U.S. Holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), and certify under penalties of perjury that such holder is not a United States person and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our Class A common stock is held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary will also be required to comply with additional certification requirements under applicable Treasury regulations. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sales, Exchanges or Other Taxable Dispositions of our Class A Common Stock

Subject to the discussion below, including under “Information Reporting and Backup Withholding” and “FATCA,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of our Class A common stock unless:

•	the gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States and, where required by an applicable income tax treaty, the gain is attributable to such Non-U.S. Holder's permanent establishment or fixed base in the United States;

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the calendar year of the sale, exchange or other taxable disposition and certain other conditions are satisfied; or

•	we are or have been a "United States real property holding corporation," as such term is defined in section 897(c) of the Code, at any time during the shorter of (1) the five-year period ending on the date of disposition or (2) the Non-U.S. Holder's holding period for our Class A common stock. As long as our Class A common stock continues to be regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, these rules will apply only to a Non-U.S. Holder who actually or constructively holds more than 5% of our Class A common stock at any time during the shorter of the two periods mentioned above. We believe that we are not a United States real property holding corporation, and we do not expect to become a United States real property holding corporation.

Gain that is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States and, where required by an applicable income tax treaty, is attributable to such Non-U.S. Holder's permanent establishment or fixed base in the United States will be subject to tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such Non-U.S. Holder were a United States person. A Non-U.S. Holder that is a corporation may also be subject to the branch profits tax described above.

An individual Non-U.S. Holder present in the United States for 183 days or more in the calendar year of the sale, exchange or other taxable disposition (and who satisfies certain other conditions) will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States for U.S. federal income tax purposes, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

The applicable withholding agent with respect to a Non-U.S. Holder must generally report annually to the IRS and to such Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, our Class A common stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding (currently at a rate of 28%) unless such Non-U.S. Holder establishes an exemption, for example by properly certifying that such Non-U.S. Holder is not a United States person on a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or another appropriate version of Form W-8 (provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Holder generally will reduce the Non-U.S. Holder's U.S. federal income tax liability by the amount withheld. If withholding results in an overpayment of taxes, a refund or credit generally may be obtained from the IRS, provided the required information is timely furnished to the IRS. A Non-U.S. Holder is urged to consult its tax advisor regarding the application of the information reporting and backup withholding rules.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or "FATCA," foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any stock of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Withholding under FATCA generally will apply to payments of dividends on our Class A common stock, although withholding for gross proceeds from dispositions of our Class A common stock will be deferred until January 1, 2019. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to you in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, you might be eligible for refunds or credits of such taxes.

You are urged to consult with your own tax advisors regarding the effect, if any, of the FATCA provisions to you based on your particular circumstances.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Jefferies LLC, the sales agent, under which we may issue and sell over a period of time, and from time to time, shares of our Class A common stock having an aggregate offering price of up to $15,000,000 through the sales agent. This prospectus supplement relates to our ability to issue and sell over a period of time, and from time to time, $15,000,000 worth of our Class A common stock through the sales agent. Sales of the shares to which this prospectus supplement and the accompanying prospectus relate, if any, will be made by means of ordinary brokers’ transactions on NASDAQ, or otherwise at market prices prevailing at the time of sale or negotiated transactions, or as otherwise agreed with the applicable sales agent. As our sales agent, the sales agent will not engage in any transactions that stabilize our Class A common stock.

Upon written instructions from us, the sales agent will offer the shares of our Class A common stock, subject to the terms and conditions of the equity distribution agreement, on a daily basis or as otherwise agreed upon by us and the sales agent. We will designate the maximum amount of shares of Class A common stock to be sold through the sales agent on a daily basis or otherwise determine such maximum amount together with the sales agent, subject to certain limitations set forth by the SEC. Subject to the terms and conditions of the equity distribution agreement, the sales agent will use its commercially reasonable efforts to sell on our behalf all of the shares of Class A common stock so designated or determined. We may instruct the sales agent not to sell shares of Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agent may suspend the offering of shares of Class A common stock being made through the sales agent under the equity distribution agreement upon proper notice to the other party.

For its service as sales agent in connection with the sale of shares of our Class A common stock that may be offered hereby, we will pay the sales agent an aggregate fee of 3.0% of the gross sales price per share for any shares sold through it acting as our sales agent. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse the sales agent for certain of its expenses in an amount not to exceed $175,000.

The sales agent will provide written confirmation to us following the close of trading on NASDAQ on each day in which shares of Class A common stock are sold by it on our behalf under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the compensation payable by us to the sales agent and the proceeds to us net of such compensation.

Settlement for sales of Class A common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid by us to the sales agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will deliver to NASDAQ copies of this prospectus supplement and the accompanying prospectus pursuant to the rules of NASDAQ. Unless otherwise required, we will report at least quarterly the number of shares of Class A common stock sold through the sales agent under the equity distribution agreement, the net proceeds to us and the compensation paid by us to the sales agent in connection with the sales of Class A common stock.

Under the terms of the equity distribution agreement, we also may sell shares to the sales agent, as principal for its own account, at a price per share to be agreed upon at the time of sale. If we sell shares to the sales agent, acting as principal, we will enter into a separate terms agreement with the sales agent setting forth the terms of such transaction, and we will describe the terms agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of Class A common stock on our behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts. We have agreed, under the equity distribution agreement, to provide indemnification and contribution to the sales agent against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, the sales agent and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees. In particular, Jefferies LLC is a wholly-owned subsidiary of Leucadia National Corporation, who is a lender under our existing credit facility. As described above under “Use of Proceeds,” we may use the net proceeds from this offering to reduce our outstanding indebtedness, which could include the repayment of borrowings under our existing credit facility, as well as future lending arrangements in which the sales agent and/or its affiliates participate. To the extent that the net proceeds of this offering are applied to repay borrowings under our existing credit facility, Jefferies LLC and/or its affiliates will receive a portion of the net proceeds of this offering.

We estimate that the total expenses from this offering payable by us, excluding compensation payable to the sales agent under the equity distribution agreement, will be approximately $400,000.

The offering of Class A common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all the shares of our Class A common stock subject to the equity distribution agreement or (2) the termination of the equity distribution agreement, pursuant to its terms, by either the sales agent or us.

LEGAL MATTERS

The validity of the shares of our Class A common stock being offered by this prospectus supplement will be passed on for us by Jones Day, New York, New York. Certain legal matters in connection with this offering will be passed upon for the sales agent by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to FXCM Inc.’s Annual Report on Form 10-K for the years ended December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

$125,000,000
Class A Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Purchase Contracts
Warrants
Units

FXCM Inc.

FXCM Inc. may offer from time to time up to an aggregate of $125,000,000 of any combination of Class A common stock, preferred stock, debt securities, depositary shares, purchase contracts, warrants or units, in one or more offerings.

This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in a supplement to this prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “FXCM”. The last reported sale price of the shares of our Class A common stock on the New York Stock Exchange on July 25, 2016, was $9.33 per share. The aggregate market value of our outstanding Class A common stock held by non-affiliates was approximately $43,982,273 based on 5,602,534 shares of outstanding Class A common stock, of which 888,464 shares are held by affiliates, and a price of $9.33 per share, which was the last reported sale price of our common stock as quoted on the New York Stock Exchange on July 25, 2016. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2016

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents. You should read all information supplementing this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of $125,000,000 of any combination of Class A common stock, preferred stock, debt securities, depositary shares, purchase contracts, warrants or units in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to a particular offering. For the securities being sold, the prospectus supplement will include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to the Company. The prospectus supplement may also contain additional information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context suggests otherwise, references in this prospectus to “FXCM,” the “Company,” “we,” “us” and “our” refer to FXCM Inc. and its consolidated subsidiaries.

i

FXCM

FXCM is an online provider of foreign exchange (“FX”) trading and related services to over 175,000 active retail accounts globally. We offer our customers access to over-the-counter (“OTC”) FX markets and have developed a proprietary technology platform that we believe provides our customers with an efficient and cost-effective way to trade FX. In an FX trade, a participant buys one currency and simultaneously sells another, a combination known as a “currency pair.” Our platform seeks to present our FX customers with the best price quotations on 45 currency pairs from up to 31 global banks, financial institutions and market makers (“FX market makers”). We also offer our non-U.S. customers the ability to trade contracts-for-difference (“CFDs”).

We primarily offer our customers what is referred to as an agency model to execute their trades. Our agency model is fundamental to our core business philosophy because we believe that it aligns our interests with those of our customers and reduces our risks. In the agency model, when our customer executes a trade on the best price quotation offered by our FX market makers, we act as a credit intermediary, or riskless principal, simultaneously entering into offsetting trades with both the customer and the FX market maker. This agency model has the effect of automatically hedging our positions and eliminating market risk exposure. Beginning in 2015, we began to offer a dealing desk, or principal, execution model to smaller retail clients. Under the dealing desk model, we maintain our trading position and do not offset the trade with another party on a one for one basis. CFDs are primarily a dealing desk offering. By combining smaller positions and trading them out on an aggregate basis, we are able to optimize revenues from accounts that are less actively traded. Generally, under both models, we earn trading fees through commissions or by adding a markup to the price provided by the FX market makers. In certain geographic locations, we provide our customers with the price provided by the FX market makers and display trading fees and commissions separately. Revenues earned under the dealing desk model also include our realized and unrealized foreign currency trading gains or losses on our positions with customers.

FXCM Inc. is a holding company that was incorporated as a Delaware corporation on August 10, 2010 and its sole asset is an equity interest in FXCM Holdings, LLC, of which FXCM Inc. is the sole managing member. Our principal executive offices are located at 55 Water Street, Floor 50, New York, New York 10041, and our telephone number is (646) 432-2986.

FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about FXCM's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. We believe these factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016, and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, as such factors may be updated from time to time in our periodic filings with the SEC (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on our website (http://www.fxcm.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

(1)	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 11, 2016 (File No. 001-34986);

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 6, 2016 (File No. 001-34986);

(3)	Current Report on Form 8-K, filed on January 26, 2016 (File No. 001-34986);

(4)	Current Report on Form 8-K, filed on February 1, 2016 (File No. 001-34986);

(5)	Current Report on Form 8-K, filed on April 15, 2016 (File No. 001-34986);

(6)	Current Report on Form 8-K, filed on June 13, 2016 (File No. 001-34986);

(7)	Definitive Proxy Statement on Schedule 14A, filed April 26, 2016 (File No. 001-34986);

(8)	The description of shares of Class A common stock contained in the Registration Statement on Form 8-A, dated November 24, 2010 (File No. 001-34986), of FXCM Inc.;

(9)	The description of Rights to Purchase Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A, dated January 26, 2016 (File No. 001-34986), of FXCM Inc.; and

(10)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Corporate Secretary, FXCM Inc., at 55 Water St., Floor 50, New York, New York 10041. You may also contact the Corporate Secretary at (646) 432-2986.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from our sale of securities pursuant to this prospectus from time to time to reduce or refinance outstanding debt, redeem or repurchase certain outstanding securities, increase our working capital, and for general corporate purposes. We have not allocated the proceeds to these purposes as of the date of this prospectus. Allocation of the proceeds of a particular series of securities, or the principal reasons for the offering, if no allocation has been made, will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 3,000,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share, and 300,000,000 shares of preferred stock, par value $.01 per share. The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Shareholder Rights

Each holder of Class A common stock has been issued one right (a “Right”) for each outstanding share of Class A common stock such shareholder holds. Each Right, once exercisable, entitles the registered holder to purchase from us one one-thousandth (1/1000) of a share of our Series A Junior Participating Preferred Stock (described below)(the “Preferred Stock”), at a price of $11.20 per one one-thousandth (1/1000) of a share, subject to certain adjustments (the “Exercise Price”). The description and terms of the Rights are set forth in a Amended and Restated Rights Agreement (as it may be supplemented or amended from time to time, the “Rights Agreement”), dated as of January 26, 2016, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

As discussed below, initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Class A common stock.

The Rights, unless earlier redeemed or exchanged by the Board of Directors, become exercisable upon the close of business on the day (the “Distribution Date”) which is the earlier of (a) the tenth (10th) business day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of either (i) 4.9% of our outstanding Capital Stock (as defined in the Rights Agreement), or (ii) 10% or more our outstanding voting shares (an “Acquiring Person”) and (b) the tenth (10th) business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement by any person (other than an Exempt Person, as defined in the Rights Agreement) of a tender or exchange offer, the consummation of which would result in such person or group of affiliated or associated persons becoming an Acquiring Person.

The Rights will expire upon the close of business on the earliest to occur of: (i) January 26, 2019 and (ii) the date on which the rights are redeemed or exchanged by the Corporation in accordance with the Rights Agreement.

Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Class B Common Stock

Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Holdings Unit (as defined in our certificate of incorporation) of FXCM Holdings, LLC held by such holder. Accordingly, the unitholders of FXCM Holdings, LLC collectively have a number of votes in FXCM Inc. that is equal to the aggregate number of Holdings Units that they hold.

Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any rights to receive dividends or to receive a distribution upon a liquidation or winding up of FXCM Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Series A Junior Participating Preferred Stock

We have designated 55,120 shares of our Preferred Stock as Series A Junior Participating Preferred Stock (the “Series A Preferred”). Shares of Series A Preferred purchasable upon exercise of the Rights will be non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred shares, will be subordinate to any other series of our preferred shares. The Series A Preferred may not be issued except upon exercise of Rights or in connection with a redemption or exchange of Rights. Each share of Series A Preferred will be entitled to receive when, as and if declared by the Board of Directors, a quarterly dividend in an amount equal to the greater of $1.00 per share or one thousand (1,000) times the cash dividends declared on the Class A common stock. In addition, the holders of the Series A Preferred are entitled to receive one thousand (1,000) times any non cash dividends (other than dividends payable in equity securities) declared on the Class A common stock, in like kind. In the event of the liquidation of Company, the holders of Series A Preferred will be entitled to receive, for each share of Series A Preferred, a payment in an amount equal to the greater of $1,000 or one thousand (1,000) times the payment made per share of Class A common stock. Each share of Series A Preferred will have one thousand (1,000) votes, voting together with the Class A common stock. In the event of any merger, consolidation or other transaction in which the Class A common stock is exchanged, each share of Series A Preferred will be entitled to receive one thousand (1,000) times the amount received per share of Class A common stock. The rights of Series A Preferred as to dividends, liquidation and voting are protected by anti-dilution provisions.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the shares of Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. We have received confirmation from the New York Stock Exchange that the calculation in this latter case assumes the exchange of outstanding Holdings Units not held by FXCM Inc. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Forum Selection Clause

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum selection clause.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Shareholder Rights

The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire our company even if such acquisition may be favorable to the interests of our stockholders. Because the Board of Directors can redeem the Rights, however, the Rights should not interfere with a merger or other business combination approved by the Board of Directors.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board of directors or the chief executive officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not permit our Class A common stockholders to act by consent in writing of such stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “FXCM.”

DESCRIPTION OF DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. In addition, the terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement. We may, but need not, describe any additional or different terms and conditions of those debt securities in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K filed with the SEC, the information in which would be incorporated by reference in this prospectus and that report will be identified in the applicable prospectus supplement.

We will issue the debt securities in one or more series, which will consist of either our senior debt or our subordinated debt, under an indenture between us and Wells Fargo Bank, National Association, as trustee. The debt securities of any series, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities. We may use different trustees for different series of debt securities issued under the indenture. The following summary of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all of the information that you may find useful. The terms and conditions of the debt securities of each series will be set forth in those debt securities and may also be set forth in an indenture supplemental to the indenture. For a comprehensive description of any series of debt securities being offered pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part. Copies of the indenture, any supplemental indenture and any form of debt security that has been filed may be obtained in the manner described under “Where You Can Find More Information.”

Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to FXCM Inc. (parent company only) and not to any of its subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. Our senior debt securities will be our senior unsecured obligations and will rank equally in right of payment with all of our senior unsecured indebtedness. If we issue subordinated debt securities, the terms of the subordination will be described in the applicable prospectus supplement. The indenture does not limit the amount of debt securities that we may issue under that indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Book-Entry; Delivery and Form; Global Securities” and will trade in book-entry form only.

Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indenture

The indenture provides that debt securities may be issued under it from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for that interest;

•	whether the debt securities rank as senior debt or subordinated debt and the terms of any subordination;

•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine or extend those dates;

•	the rate or rates at which any debt securities of the series will bear interest, if any, the date or dates from which interest, if any, will accrue, the interest payment dates on which interest, if any, will be payable and the regular record date for interest, if any, payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities will be evidenced;

•	our obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to that obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•	if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which those amounts will be determined;

•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

•	if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which those debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on the debt securities as to which that election is made will be payable, the periods within which and the terms and conditions upon which that election is to be made and the amount so payable (or the manner in which that amount will be determined);

•	if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of those debt securities as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any case, the manner in which the amount deemed to be the principal amount will be determined);

•	if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;

•	if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in that case, the respective depositaries for those global securities and the form of any legend or legends which will be borne by any global securities, and any circumstances in which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the name or names of persons other than the depositary for that global security or a nominee thereof and any other provisions governing exchanges or transfers of global securities;

•	any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the trustee or the requisite holders of those debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants described in this prospectus applicable to debt securities of the series;

•	if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which those debt securities will be so convertible or exchangeable;

•	whether the debt securities of the series will be guaranteed by any persons and, if so, the identity of those persons, the terms and conditions upon which those debt securities will be guaranteed and, if applicable, the terms and conditions upon which those guarantees may be subordinated to other indebtedness of the respective guarantors;

•	whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which those debt securities will be secured and, if applicable, upon which those liens may be subordinated to other liens securing other indebtedness of us or of any guarantor;

•	if other than Wells Fargo Bank, National Association is to act as trustee for the debt securities of such series, the name and corporate trust office of such trustee; and

•	any other terms of the debt securities of the series (which terms will not be inconsistent with the provisions of the indenture, except as permitted thereunder).

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

As used in the indenture, the term “business day” means, with respect to debt securities of a series, any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the place where the principal of and premium, if any, and interest on the debt securities of that series are payable.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. If the maturity date, the redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, the redemption price, if any, and interest on the next succeeding business day, and no interest will accrue from and after the relevant maturity date, redemption date or interest payment date to the date of that payment. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If the debt securities of a series being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period. The applicable prospectus supplement will identify the calculation agent for each series of floating rate debt securities, which will compute the interest accruing on the debt securities of the relevant series.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for that purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of that global security. If any of the debt securities are no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Book-Entry; Delivery and Form; Global Securities.”

A holder may transfer or exchange any certificated debt securities in definitive form at the corporate trust office of the trustee. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of debt securities will be treated as the owner of those debt securities for all purposes.

All amounts in respect of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after that payment was due and payable will be repaid to us, and the holders of those debt securities will thereafter look solely to us for payment.

Covenants

The indenture sets forth limited covenants, including the covenant described below, that will apply to each series of debt securities issued under the indenture, unless otherwise specified in the applicable prospectus supplement. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us or our subsidiaries;

•	limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or

•	restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our properties and assets to another person, provided that the following conditions are satisfied:

•	we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic or foreign jurisdiction and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture and, for each security that by its terms provides for conversion, provide for the right to convert that security in accordance with its terms;

•	immediately after giving effect to that transaction, no default or event of default under the indenture has occurred and is continuing; and

•	the trustee receives from us an officer’s certificate and an opinion of counsel that the merger, consolidation, transfer, sale, lease or conveyance and the supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the indenture, the Successor will be substituted for us under the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise our rights and powers under the indenture, and we will be released from all our liabilities and obligations under the indenture and the debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for those purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Each of the following events are defined in the indenture as an “event of default” (whatever the reason therefor and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1)	default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;

(2)	default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;

(4)	default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(5)	we pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of a petition in bankruptcy or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency;

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a Custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws); and the order or decree remains unstayed and in effect for 90 days; or

(7)	any other event of default provided with respect to debt securities of that series occurs as specified in a supplemental indenture.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee for that series by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the written request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon a declaration of this type, that principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee of that series or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by that acceleration, have been cured or waived, as provided in the indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any obligation of us, specifying each default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1)	an event of default has occurred and is continuing and that holder has given the trustee prior written notice of that continuing event of default with respect to the debt securities of that series;

(2)	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee in writing to institute proceedings in respect of that event of default;

(3)	the trustee has been offered indemnity satisfactory to it against its costs, expenses and liabilities in complying with that request;

(4)	the trustee has failed to institute proceedings 60 days after the receipt of that notice, request and offer of indemnity; and

(5)	no direction inconsistent with that written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee will exercise those of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of that person’s own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with that request. The trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Modification and Waivers

Modification and amendments of the indenture and the debt securities of any series may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;

•	reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in the indenture or the debt security;

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

•	make any change that adversely affects in any material respect the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless that decrease or increase is permitted by the terms of the debt securities; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

•	to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, the indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets”;

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	to add one or more guarantees for the benefit of holders of the debt securities;

•	to secure the debt securities pursuant to the covenants of the indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of that supplemental indenture and entitled to the benefit of that provision nor (2) modify the rights of the holder of any debt security with respect to that provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to conform any provision of the indenture, any supplemental indenture, one or more series of debt securities or any related guarantees or security documents to the description of such securities contained in our prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents, as provided in an officer’s certificate to the trustee;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except a default (1) in the payment of principal of or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any waiver, that default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the indenture; however, no waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be.

The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with those obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (4) and (7) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from that event of default. However, we would remain liable to make payment of amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry; Delivery and Form; Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and those participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take that action, and that participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal or premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for those customers. These payments, however, will be the responsibility of those participants and indirect participants, and none of we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of that portion of the aggregate principal amount of the debt securities as to which that participant or participants has or have given that direction. However, if there is an event of default under the debt securities, DTC will exchange each global security for certificated debt securities, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1)	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days;

(2)	we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to that effect; or

(3)	an event of default with respect to the debt securities has occurred and is continuing.

These certificated debt securities will be registered in the name or names as DTC instructs the trustee. It is expected that those instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold those interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and neither we nor the trustee take any responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. As of the date of this prospectus, the corporate trust office of the trustee is located at 150 East 42nd Street, 40th Floor, New York, New York 10017, Attention: Corporate Trust Services – Administrator for FXCM Inc.

The trustee is permitted to engage in transactions, including commercial banking and other transactions, with us and our subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate that conflict upon the occurrence of an event of default, or else resign.

DESCRIPTION OF DEPOSITARY SHARES

The following description of preferred shares represented by depositary shares sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. For more information, you should review the form of deposit agreement and form of depositary receipts relating to each series of the preferred shares, which are or will be filed with the SEC.

General

We may elect to have preferred shares represented by depositary shares. The preferred shares of any series underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred share depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred share represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred shares as described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the preferred shares (but only in whole preferred shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of preferred shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Unless otherwise specified in the applicable prospectus supplement, the depositary agreement, the depositary shares and the depositary receipts will be governed by and construed in accordance with the law of the State of New York.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions in respect of the preferred shares to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

If there is a distribution other than in cash in respect of the preferred shares, the preferred share depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred share depositary determines that it is not feasible to make such a distribution. In that case, the preferred share depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred share depositary are required to withhold on account of taxes.

Conversion and Exchange

If any preferred share underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

Whenever we redeem a preferred share held by the preferred share depositary, the preferred share depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the preferred shares that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of preferred shares underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

Upon receipt of notice of any meeting at which the holders of any preferred shares underlying the depositary shares are entitled to vote, the preferred share depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred shares) may then instruct the preferred share depositary as to the exercise of the voting rights pertaining to the number of preferred shares underlying that holder’s depositary shares. The preferred share depositary will try to vote the number of preferred shares underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred share depositary deems necessary to enable the preferred share depositary to do so. The preferred share depositary will abstain from voting the preferred shares to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred share.

Record Date

Whenever

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred shares; or

•	the preferred share depositary receives notice of any meeting at which holders of preferred shares are entitled to vote or of which holders of preferred shares are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any preferred share, the preferred share depositary will in each instance fix a record date (which will be the same as the record date for the preferred shares) for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We and the preferred share depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred share depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred shares has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of us.

Charges of Preferred Share Depositary

We will pay all charges of the preferred share depositary including charges in connection with the initial deposit of the preferred shares, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the preferred share is entitled to vote, withdrawals of the preferred share by the holders of depositary receipts or redemption or conversion of the preferred share, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred shares.

Miscellaneous

Neither we nor the preferred share depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred share depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred share depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the preferred share depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine. The preferred share depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred share depositary and the successor depositary has not accepted its appointment within 60 days after the preferred share depositary delivered a resignation notice to us, the preferred share depositary may terminate the deposit agreement. See “Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF PURCHASE CONTRACTS

The following description sets forth certain general terms and provisions of the purchase contracts that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any purchase contract that we may offer and the related agreements will be described in the prospectus supplement relating to those purchase contracts. For more information, you should review the relevant form of purchase contract and the relevant form of pledge agreement for purchase contracts, if any, which are or will be filed with the SEC.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

•	whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

•	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

•	any provisions relating to any security provided for the purchase contracts;

•	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

•	whether the purchase contracts will be issued in fully registered or global form; and

•	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms and provisions of the warrants that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the warrants that we may offer and the related agreements will be described in the prospectus supplement relating to those warrants. For more information, you should review the relevant form of warrant agreement and the relevant form of warrant certificate, if any, which are or will be filed with the SEC.

General

We may issue warrants to purchase our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

The following description sets forth certain general terms and provisions of the units that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the units that we may offer and the related agreements will be described in the prospectus supplement relating to those units. For more information, you should review the relevant form of unit agreement and the relevant form of unit certificate, if any, which are or will be filed with the SEC.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

CERTAIN ERISA MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (ii) a “plan” as defined in, and subject to, Section 4975 of the Code or (iii) a “benefit plan investor” within the meaning of Section 3(42) of ERISA. A fiduciary of any such employee benefit plan, plan, or benefit plan investor must determine that the purchase, holding and disposition of an interest in such offered security is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

We may from time to time offer and sell some or all of the securities covered by this prospectus. Registration of securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

The securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the New York Stock Exchange (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the securities;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of securities by a broker/dealer as principal and resales of the securities by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

We have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the Registration Statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement.

In connection with the sale of the securities covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We estimate that the total expenses in connection with the offer and sale of securities pursuant to this prospectus, other than underwriting discounts and commissions, will be approximately $52,588.

We may agree to indemnify underwriters, broker/dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriters that purchase the securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us Jones Day, New York, New York.

EXPERTS

The consolidated financial statements of FXCM Inc. appearing in FXCM Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of FXCM Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Up to $15,000,000 of Class A Common Stock

Jefferies

October 3, 2016